Exhibit 99.1

FOR IMMEDIATE RELEASE
Financial Contact:
Janie S. Brown, Chief Financial Officer
503-359-2653

Merix Corporation Updates Guidance for the
Third Quarter of Fiscal 2003

FOREST GROVE, OR, January 30, 2003—Merix Corporation (NASDAQ:MERX) a leading manufacturer of high technology printed circuit boards, today provided updated guidance for the third quarter of fiscal 2003. Financial results for the quarter ending March 1, 2003 are expected to be below the guidance provided during the Company’s earnings conference call on December 18, 2002. “The slower pace of orders that we experienced in December has continued throughout January and we now expect sales for the third quarter to be between $22.0 and $22.5 million with a loss of between $0.25 and $0.27 per share, before the previously announced pre-tax charge of between $2.2 and $2.7 million for restructuring and related activities,” said Mark Hollinger, CEO and President of Merix Corporation.

Hollinger continued, “A lack of demand by end market customers, particularly in the communications infrastructure market, is driving our sales shortfall and is reflected in recent industry statistics. The 30-day book-to-bill ratio in December for the printed circuit board industry was approximately .88 to 1.0, which is the lowest book-to-bill ratio in several months.”

Hollinger concluded, “We cannot control end market demand. However, we continue to focus on effectively managing our business during this difficult time and on engaging with new blue chip customers.”

Management will conduct a conference call and live webcast today at 2:00 p.m. PT to discuss the current business environment. To access the webcast, log on to www.merix.com. An on-line replay will be available for one week. For those who cannot listen to the live broadcast, a phone replay will be available until approximately 12:00 a.m. PT on February 1, 2003 by calling (719) 457-0820, access code 484939.

The company will release the actual results for the third quarter of fiscal 2003 on Tuesday, March 25, 2003.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing (workstations, servers, and storage), and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including estimates of sales and earnings, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the effects of the slow-down in the general economy and the electronics and printed circuit board industries; customer order levels, product mix and inventory build-up; pricing and other competitive pressures in the industry; the ability of emerging growth company customers to secure capital; levels of premium and quick-turn sales; lower than expected or delayed sales; our ability to reduce costs, including those associated with our restructuring plan; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 25, 2002. Merix Corporation does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.